Exhibit 99.1

–  For Immediate Release –

Balchem Welcomes FDA Announcement of New Daily Value for Choline

On May 20, 2016, the FDA issued the long-awaited food nutrition labeling Final Rule.  In it, the FDA has established a Reference Dietary Intake (RDI) of 550mg of choline for foods and supplement products that include the nutrient. Products with claims on choline content or benefits will now show choline and its percent Daily Value (DV) on the label, providing consumers with a highly visible measure of the choline content of foods.

New Hampton, NY — May 23, 2016 — First discovered over a century ago, choline was recognized as an essential nutrient by the Institute of Medicine (IOM) in 1998. Public awareness of the nutrient has been low, resulting in inadequate dietary intakes. A recent study on total U.S. choline intake found that approximately 90% of adults do not consume enough of this nutrient (Wallace, Fulgoni. J Am Coll Nutr. 2016 Feb-Mar; 35(2); 108-12.).  In providing for choline labeling on foods and dietary supplements, the FDA has taken an important step towards helping consumers ensure they get sufficient choline in their diets.  Balchem Corporation (NASDAQ:BCPC) stands ready to help fill this dietary gap with VitaCholine®, the premier brand of choline for supplementation.

A growing body of compelling scientific evidence points to the importance of choline in maintaining a healthy mind and body. Choline plays a unique role in maintaining a healthy liver by facilitating the transport of fats out of the liver for conversion to energy. In the brain, choline supports lifelong memory function and recent research suggests that it may lead to improved academic performance among young children and teens.  More information may be found at the Choline Information Council (www.cholinecouncil.com), a choline clearinghouse sponsored by Balchem.

The FDA establishment of a Daily Value is the latest positive news for choline. In October 2015, the European Food Safety Authority (EFSA) released a large multinational study that showed that choline intakes in Europe are also low.  EFSA’s proposal of European Adequate Intakes for choline quickly followed.  It is clear that regulatory agencies across the globe now recognize the importance of this essential nutrient.  Consumers are interested in choline as well – two-thirds of respondents in a recent survey said they would pay more for products containing choline.

“We are very pleased with the FDA’s recognition of choline as an essential nutrient with a Reference Daily Intake of 550mg,” said Eric Smith, Vice President of Human Nutrition and Pharma.  “This recognition validates the science that Balchem has supported over many years. We look forward to working with supplement and food manufacturers to leverage this greater visibility for choline to further improve the health and wellness of people around the world.”

Balchem, the global leader in choline, produces VitaCholine®, a line of high-quality water-soluble choline salts that can be used to fortify a wide range of supplements and foods.

VitaCholine® offers relevant and important nutritional benefits by helping consumers around the globe attain proper levels of choline in the diet.

About Balchem Corporation
Founded in 1967, Balchem is a global wellness company that provides state-of-the-art solutions and the finest quality products for a range of industries worldwide. Our Company consists of four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. Balchem employs over 800 people worldwide who are engaged in many diverse activities, developing our company into chosen market leadership positions.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Balchem and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations and risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2015. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date, except as required by law.

For more information:

Tom Druke
(845) 326-5696
tdruke@balchem.com
www.vitacholine.com